Exhibit 8.1

ATTORNEYS AT LAW 11988 el camino real, Suite 400 San Diego, CA 92130 858.847.6700 TEL 858.792.6773 FAX www.foley.com CLIENT/MATTER NUMBER 112808-0151

February 21, 2025

Via E-Mail and U.S. Mail

Innovative Industrial Properties, Inc. 1389 Center Drive, Suite 200 Park City, Utah 84098

Re:	Opinion of Foley & Lardner LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”), with respect to certain United States federal income tax matters in connection with the filing of its registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof relating to the issuance of (i) shares of common stock, $0.001 par value per share (“Common Stock”), (ii) one or more series of preferred stock, $0.001 par value per share (“Preferred Stock”), (iii) depositary shares (“Depositary Shares”), (iv) warrants (“Warrants”), (v) rights (“Rights”), (vi) units (“Units”), (vii) IIP Operating Partnership LP’s (the “Operating Partnership”) debt securities (“Debt Securities”) and (viii) the guarantee of the Company with respect to Debt Securities, to be issued against payment thereof (“Guarantees” and together with the Common Stock, Preferred Stock, Depositary Shares, Warrants, Rights, Units, Debt Securities and Guarantees, the “Securities”). In connection with the Registration Statement, we have been asked to provide an opinion regarding (i) the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)1; and (ii) the accuracy and fairness of the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations”. Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Registration Statement (including exhibits thereto); (2) the Second Articles of Amendment and Restatement of the Company, as amended through the date hereof; and (3) the Agreement of Limited Partnership of IIP Operating Partnership, LP (the “Operating Partnership”), dated October 4, 2016, and any amendments thereto through the date hereof. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of the Company, in the Company’s own capacity and in its capacity as the general partner of the Operating Partnership, in a letter to us of even date herewith (the “Officer’s Certificate”) (collectively, the Officer’s Certificate, and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

1 Unless otherwise stated, all section references herein are to the Code.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

February 21, 2025

In addition to the foregoing, in rendering the opinions set forth below, we note that the Company and the Operating Partnership will be engaged in the business of acquiring, owning, and managing specialized industrial properties that will be leased to state-licensed businesses that grow and cultivate cannabis on such properties.  We further note that, as described in more detail in the Company’s most recently filed SEC Form 10-K for the fiscal year ended December 31, 2024, cannabis continues to be a Schedule I controlled substance under the U.S. Controlled Substances Act, and therefore, the possession, cultivation, and production of cannabis products continues to be illegal under federal law notwithstanding state laws that may permit such activities.  As described in more detail in the SEC Form 10-K, the cannabis industry occupies a unique and uncertain legal status in the United States. The basic federal prohibition under the U.S. Controlled Substances Act remains in place, and former U.S. Attorney General Jeff Sessions rescinded the U.S. Department of Justice’s previously issued memoranda (the so-called “Cole Memo”) instructing federal prosecutors not to take actions against individuals complying with state medical cannabis laws. The impact of this rescission remains unclear. We are not aware of any specific provisions of the Code or the rules or regulations thereunder, any U.S. tax court decisions, or any private letter rulings that cause us to believe that the nature of the Company’s business will negatively impact how the IRS or the courts would apply to the Company the provisions of the Code and the rules and regulations thereunder relative to the Company’s REIT status, but we cannot be certain that the IRS or the courts will not take a position that negatively affects REIT status by reason of the Company’s business.  Accordingly, with your permission, we have assumed for purposes of our opinions herein that the IRS and the courts will not apply or interpret the provisions of the Code and the rules and regulations thereunder relative to an entity’s status as a REIT any differently to the Company and its business than they would be applied to any lawful business.

We have also assumed for purposes of this opinion that neither the IRS nor the courts will consider the Company’s current or contemplated business activities, as described in the Registration Statement, to include a trade or business that consists of “trafficking in controlled substances” within the meaning of Section 280E of the Code.

Based upon, and subject to, the foregoing assumptions and qualifications and the discussion below, we are of the opinion that:

1.            Commencing with the Company’s taxable year ended on December 31, 2017, the Company has been organized and operated in conformity with requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, assuming the Company’s election to be treated as a REIT is not either revoked or intentionally terminated under the Code; and

February 21, 2025

2.            The discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is correct in all material respects.

We express no opinion on any issue relating to the Company, the Operating Partnership or the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” other than as expressly stated above.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the Internal Revenue Service (“IRS”), and court decisions.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, the diversity of its stock ownership, and the Company’s utilization of any and all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) and the provision included in Section 856(c)(4) (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require amending prior year tax returns and/or the payment of an excise tax and/or penalty tax (either of which could be significant in amount) in order to maintain its REIT qualification. Foley & Lardner LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

February 21, 2025

The foregoing opinions are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS. The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein. As described in the Registration Statement, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Foley & Lardner LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is rendered to you for your use in connection with the Registration Statement and may be relied upon solely by you and the purchasers of Securities pursuant to the Registration Statement, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement and to the use of these opinions for filing as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP